Exhibit 10.1

December 26, 2020

Christopher Peterson

Via email

Dear Chris,

This letter amends your offer letter dated June 25, 2019 (the “2019 Offer Letter”), which was extended in connection with to your service in 2019 as Interim Chief Executive Officer (CEO) of Newell Brands (“Newell” or the “Company”) and set forth certain rights applicable to you in the event of a voluntary termination of employment by you under certain conditions. Your role as Interim CEO ended in October 2019, and you are currently employed as Chief Financial Officer and President, Business Operations for the Company.

Should you elect to voluntarily terminate your employment with the Company effective as of a date that falls from March 2, 2022 to April 30, 2022, upon not less than sixty days’ written notice delivered to the Company no earlier than January 1, 2022 and no later than March 1, 2022, you shall be entitled to the following:

•

You will remain entitled to receive your Management Bonus for 2021 (to the extent not previously paid as of the termination of your employment). This bonus payment will not be subject to any individual performance modifier but will be paid out on the basis of actual corporate performance levels and will be subject to any adjustments or modifiers based on the Company’s performance under the terms of the Management Bonus Plan (including the impact of any discretionary adjustment by the Board of Directors or its Organizations Development & Compensation Committee which is generally applicable to employees of the Company participating in the Management Bonus Plan). This bonus will be paid at the same time as Management Bonuses are paid to active Company employees, no later than March 15, 2022.

•

All of your unvested restricted stock units (“RSUs”) and stock options shall be forfeited on the date of termination of your employment, except that a pro rata portion of that RSU award granted to you by the Company in February 2020 (the “2020 RSU Award”) which would have otherwise vested after your termination date will vest as if you remained employed through the applicable vesting date (subject to the satisfaction of any applicable performance conditions). The portion of the 2020 RSU Award which shall be permitted to vest shall be calculated on a pro rata basis to reflect the number of days between the grant date and your termination date relative to the total number of days constituting the vesting period of such award. The timing of payment for RSUs that become vested as described in this paragraph will be determined in a manner consistent with the award agreements that govern the applicable awards, but will in all cases be intended to comply with or be exempt from Section 409A of the Internal Revenue Code. For the avoidance of doubt, if you voluntarily terminate your employment with the Company at any time, any unvested portion of all RSU or stock option awards other than the 2020 RSU Award shall be forfeited, unless provided otherwise in the applicable award agreement or your Employment Security Agreement.

•	You will not be required to repay any relocation payments made to you or on your behalf as a result of your participation in the Company’s Executive Relocation Program.

•

In order to receive the foregoing benefits, you will be required to sign a reasonable separation agreement (including confidentiality, non-solicitation and non-competition obligations) in the form substantially similar to that required of similarly-situated employees of the Company, within 45 days after the termination of your employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed 60 days following termination of employment). Such release may require repayment of any of the foregoing benefits if you are later found to have committed acts that would have justified a termination for Good Cause (as defined in your Existing Offer Letter, as defined below).

•

Notwithstanding anything else set forth herein to the contrary, in the event you are actually entitled to receive benefits following a termination of your employment under your offer letter dated November 21, 2018 (which will remain in full force and effect) (the “Existing Offer Letter”) or your Employment Security Agreement in connection with your termination, you will not be entitled to receive the foregoing benefits pursuant to this letter, and your severance benefits will be governed exclusively by the terms of your Employment Security Agreement or Existing Offer Letter, as applicable, unless you elect to receive the foregoing benefits under the terms of this letter and waive any benefits to which you are entitled under the Employment Security Agreement and the Existing Offer Letter.

Payments and benefits provided under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code. This letter shall be construed, administered, and governed in a manner that affects such intent, and Newell shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax under Code Section 409A. Although Newell shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

Except as expressly set forth herein, this letter does not amend, alter or extend any terms set forth in your Existing Offer Letter or the 2019 Offer Letter.

Sincerely,

/s/ Stephen B. Parsons

Stephen B. Parsons
Chief Human Resources Officer

To indicate your acceptance of this offer, please sign in the space provided below and return it to the Company’s Chief Legal & Administrative Officer, Brad Turner, at bradford.turner@newellco.com.

Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that all bonus payouts and other awards described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s common stock may be traded).

/s/ Christopher H. Peterson

Signature

Christopher H. Peterson

Printed Name

December 28, 2020

Date

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